Exhibit 10.8

TERMINAL SERVICES SCHEDULE

(Wynnewood Terminal)

This Terminal Services Schedule (this “Schedule”) is entered into on the 1st day of July, 2014 (the “Effective Date”) by and between VALERO PARTNERS OPERATING CO. LLC, a Delaware limited liability company (“Company”) and VALERO MARKETING AND SUPPLY COMPANY, a Delaware corporation (“Customer”) pursuant to the Master Terminal Services Agreement (“Agreement”) between Company and Customer dated December 16, 2013. Except as set forth herein, the terms and conditions of the Agreement are incorporated by reference into this Schedule. Unless otherwise defined in this Schedule, the defined terms in this Schedule will have the same meaning used in the Agreement.

1. Term. This Schedule shall have a primary term commencing on the Effective Date and ending 10 years from the Effective Date (the “Initial Term”), and may be renewed by Customer, at Customer’s sole option, for one successive 5 year renewal term (a “Renewal Term”), upon at least 180 Days’ written Notice from Customer to Company prior to the end of the Initial Term. The Initial Term and Renewal Term, if any, shall be referred to in this Schedule as the “Term”.

2. Terminal. The terminal services contemplated by this Schedule will be performed at the following terminals (collectively the “Terminal”):

Wynnewood Terminal located in Murray County, Oklahoma

3. Refinery. The Terminal supports Customer’s Affiliate’s Ardmore Refinery located in Carter County, Oklahoma (the “Refinery”).

4. Product. The products to be handled and stored under this Schedule (each a “Product”, and collectively the “Products”) are those products permissible on the Wynnewood Pipeline (as defined below) and MPL System (as defined below).

5. Receipts and Deliveries.

(a) Product will be received at the Terminal by pipeline via a connection with Company’s 12” nominal diameter pipeline, that is approximately 30 miles in length and runs from the Refinery to the Terminal (the “Wynnewood Pipeline”).

(b) Product will be re-delivered from the Terminal by pipeline via a connection with a pipeline system (the “MPL System”) owned and operated by Magellan Pipeline Company, L.P. (“MPL”) that extends from the Terminal to various destinations on the MPL System.

6. Specifications. Customer will ensure that all of Customer’s Product delivered to the Terminal under the terms of this Schedule meets the applicable specifications for each product on the Wynnewood Pipeline that runs between the Refinery and the Terminal, as the same may be amended, modified or supplemented from time to time (the “Specifications”).

7. Storage Fees. For each Month during the Term, Customer agrees to pay Company the sum of $45,000 (“Base Storage Charge”) which is based on shell capacity of 180,000 Barrels at the rate of $0.25 per Barrel (the “Rate”). The Base Storage Fee is payable in full regardless of whether or not Customer actually uses any of the storage or other services made available by Company at the Terminal under the terms of this Schedule. For purposes of this Schedule the term “Tank” shall mean Tank Nos 101 and 102 with shell capacity of 90,000 BBLs each and a working capacity of 63,340 BBLs for Tank No. 101 and 61,640 for Tank No. 102, located at the Terminal. The Company may designate alternate tankage in the event the Tanks become unavailable. In the event of a Company Force Majeure or an Outage that effects or reduces Tank capacity at the Terminal, the Base Storage Charge shall be ratably reduced to reflect the suspension.

8. Other Charges.

(a) Holdover Fee. If Customer does not remove its Product from the Terminal on or before the date this Schedule terminates, except to the extent any delay in removal is caused by Company, Customer will pay a holdover fee of $0.05 per Barrel of Product per day in addition to any Base Storage Charge.

(b) Sampling Fee. Customer will pay a $100 fee per sample for all samples drawn at Customer’s request excluding any composite samples taken on pipeline receipts to or pipeline deliveries from the Terminal.

9. Escalation. On July 1, 2015, and on July 1st of each year thereafter while this Schedule is in effect, Company shall adjust the Base Storage Charge, which adjustments shall be effective as of July 1st of the year in which such election is made, by multiplying the Base Storage Charge, by an amount equal to a maximum of (a) 1.0 plus (b) a fraction, of which (i) the numerator is the positive change, if any, in the Consumer Price Index – All Urban Consumers (Series ID CUURA316SA0) (such index, the “CPI”) during the 12-Month period ending on March 31st of such year, as reported during the Month of April of such year and (ii) the denominator is the CPI as of the first day of such 12-Month period, provided that if, with respect to any such 12-Month period, the CPI has decreased during such 12-Month period, Company may increase fees on the following July 1st only to the extent that the percentage change in the CPI since the most recent previous such increase in fees is greater than the aggregate amount of the cumulative decreases in the CPI during the intervening period or periods.

10. Nominations. Customer shall furnish to Company, by the 20th Day of each Month preceding the Month of delivery (except for the first Month of the Term, which shall be on or before the 5th day of such Month), a delivery schedule that includes the estimated quantity of Products that Customer anticipates delivering to and receiving from the Terminal during the following Month.

11. Liens. Customer hereby grants to Company a warehouseman’s lien on all of Customer’s Products in storage at the Terminal for any amounts payable by Customer to Company that have not been paid when due hereunder. If a warehouse receipt is required under Law for such a lien to arise, this Schedule will be deemed to be the warehouse receipt for all Products at the Terminal.

12. Special Termination by Customer. If Customer or any of its Affiliates determines to completely or partially suspend refining operations at the Refinery for a period of at least 12 consecutive Months, the Parties will negotiate in good faith to agree upon a reduction of the Minimum Quarterly Commitment to reflect such suspension of operations. If the Parties are unable to agree to an appropriate reduction of the Minimum Quarterly Commitment, then after Customer or such Affiliate has made a public announcement of such suspension, Customer may provide written Notice to Company of its intent to terminate this Schedule and this Schedule will terminate 12 Months following the date such Notice is delivered to Company. In the event Customer or such Affiliate publicly announces, prior to the expiration of such 12-Month period, its intent to resume operations at the Refinery, then such Notice shall be deemed revoked and this Schedule shall continue in full force and effect as if such Notice had never been delivered.

13. Effect of Customer Restructuring. If Customer or any of its Affiliates determines to restructure its respective supply, refining or sales operations at the Refinery in such a way as could reasonably be expected to materially and adversely affect the economics of Customer’s performance of its obligations under this Schedule, then the Parties will negotiate in good faith an alternative arrangement that is no worse economically for Company than the economic benefits to be received by Company under this Schedule, which may include the substitution of new commitments of Customer on other assets owned or to be acquired or constructed by Company.

14. Additional Services. If Company performs additional services at Customer’s written request, or if Company, upon written notice to Customer, performs any additional services because Customer’s Product does not meet the applicable Specifications, Customer will pay Company the cost of such services plus an administrative fee that is equal to 10% of such documented, invoiced costs.

15. Contacts and Notices.

(a) For Company. The following contacts and their respective subject matter expertise are provided for convenience purposes only. All formal notices and communication required under this Schedule to Company shall be in writing and delivered as set forth in the Agreement:

Operational:	Manager Area Terminal (Panhandle Operations)
Tel: (806) 435-6559
Fax: (806) 435-4994

Invoice:	Troy Heard, Supervisor Accounting
Tel: (210) 345-3219
Fax: (210) 370-4355

(b) For Customer: The following contacts and their respective subject matter expertise are provided for convenience purposes only. All formal notices and communication required under this Schedule to Customer shall be in writing and delivered as set forth in the Agreement:

Operational:	Director Product Supply, Mid Continent
Tel: (210) 345-3689
Fax: (210) 345-2768

Invoice:	Troy Heard, Supervisor Accounting
Tel: (210) 345-3219
Fax: (210) 370-4355

IN WITNESS WHEREOF, the Parties hereto have caused this Schedule to be duly executed by their respective authorized officers.

Company:

VALERO PARTNERS OPERATING CO. LLC

By:	/s/ Richard F. Lashway
Name:	Richard F. Lashway
Title:	President and Chief Operating Officer

Customer:

VALERO MARKETING AND SUPPLY COMPANY

By:	/s/ Gary K. Simmons
Name:	Gary K. Simmons
Title:	Senior Vice President

[Signature Page to Terminal Services Schedule (Wynnewood Terminal)]